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                                                                 EXHIBIT (k)(1)

[AIG AMERICAN GENERAL LOGO]

2929 Allen Parkway (A30-25), Houston, Texas 77019

                                                 Lauren W. Jones
                                                 Deputy General Counsel
                                                 Direct Line (713) 831-8470
                                                 FAX (713) 620-3878
                                                 E-mail: Laurie_Jones@aigag.com

                                October 1, 2007

American General Life Insurance Company
2727-A Allen Parkway
Houston, TX 77019

    Re:  American General Life Insurance Company and
         American General Life Insurance Company Separate Account VL-R AIG Income Advantage VUL(SM)
         File No. 333-144594 and No. 811-08561

Dear Ladies and Gentlemen:

As Deputy General Counsel of American General Life Companies, LLC, I have acted as counsel to American General Life Insurance Company (the "Company") in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6, File Nos. 333-144594 and 811-08561 ("Registration Statement"), for the Company's Separate Account VL-R ("Separate Account VL-R") with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of AIG Income Advantage VUL flexible premium variable life insurance policies (the "Policies"). Net premiums received under the Policies are allocated by the Company to Separate Account VL-R to the extent directed by owners of the Policies. Net premiums under other policies that may be issued by the Company may also be allocated to Separate Account VL-R. The Policies are designed to provide a death benefit and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Policies will be sold only in jurisdictions authorizing such sales.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Policies, the Registration Statement, as finally amended, will be effective.

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

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American General Life Insurance Company
October 1, 2007
Page 2

1. The Company is a corporation duly organized and validly existing under the laws of the State of Texas.

2. Separate Account VL-R was duly established and is maintained by the Company pursuant to the laws of the State of Texas, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account VL-R, are, in accordance with the Policies, credited to or charged against Separate Account VL-R without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account VL-R will be owned by the Company. The Company is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account VL-R equal to the reserves and other Policy liabilities with respect to Separate Account VL-R will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account VL-R in excess of such reserves and other Policy liabilities to the general account of the Company.

4. When issued and sold as described above, the Policies (including any units of Separate Account VL-R duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of
Item 601(b)(5), Regulation S-K of the Securities Act of 1933 and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Sincerely,

                                                  LAUREN W. JONES